Exhibit 99.1

News Release	Marshall & Ilsley Corporation
770 North Water Street
Milwaukee, WI 53202
414 765-7700 Main
414 298-2921 Fax
mibank.com

For Release:	Immediately
Contact:	Greg Smith, senior vice president, chief financial officer 414 765-7727 Dave Urban, vice president, director of investor relations 414 765-7853

MARSHALL & ILSLEY CORPORATION ENTERS INTO

ACCELERATED SHARE BUYBACK

Milwaukee, Wis. – April 26, 2007 – Marshall & Ilsley Corporation (NYSE: MI) (M&I) today announced it has repurchased 3.25 million shares, or approximately 1.2 percent of its outstanding common stock.

The shares were purchased from Merrill Lynch International through an accelerated share repurchase program at $48.03 per share for a total cost of approximately $156 million.

The accelerated share repurchase program enabled M&I to purchase the shares immediately, while Merrill Lynch International will purchase shares in the open market over a period not expected to exceed 60 days. After this period, M&I may receive or be required to pay a price adjustment based on an adjusted weighted average price as defined in its agreement with Merrill Lynch International.

After the repurchase that was announced today, approximately 8.75 million shares remain available under prior repurchase authorizations by Marshall & Ilsley Corporation’s Board of Directors. After this repurchase, M&I has approximately 259 million common shares outstanding.

Marshall & Ilsley Corporation (NYSE: MI) is a diversified financial services corporation headquartered in Milwaukee, Wis., with $56.5 billion in assets. Founded in 1847, M&I Marshall & Ilsley Bank is the largest Wisconsin-based bank, with 193 offices throughout the state. In addition, M&I has 47 locations throughout Arizona; 30 offices along Florida’s west coast and central Florida; 17 offices in Kansas City and nearby communities; 17 offices in metropolitan Minneapolis/St. Paul, and one in Duluth, Minn.; three offices in Tulsa, Okla.; and one office in Las Vegas, Nev. M&I’s Southwest Bank subsidiary has 16 offices in the greater St. Louis area. Metavante Corporation, a wholly owned subsidiary, provides a full array of technology products and services for the financial services industry. On April 3, 2007, Marshall & Ilsley Corporation announced its plans to split Metavante Corporation and Marshall & Ilsley Corporation into independent publicly traded companies. M&I also provides trust and investment management, equipment leasing, mortgage banking, asset-based lending, financial planning, investments, and insurance services from offices throughout the country and on the Internet (www.mibank.com or www.micorp.com). M&I’s customer-based approach, internal growth, and strategic acquisitions have made M&I a nationally recognized leader in the financial services industry.

This press release contains forward-looking statements concerning M&I’s future operations and financial results. Such statements are subject to important factors that could cause M&I’s actual results to differ materially from those anticipated by the forward-looking statements. These factors include (i) the factors identified in M&I’s Annual Report on Form 10-K for the year ended December 31, 2006 under the heading “Forward-Looking Statements” which factors are incorporated herein by reference, and (ii) such other factors as may be described from time to time in M&I’s SEC filings.

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